                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                    Between

                       THERMO INFORMATION SOLUTIONS INC.

                                      and

                                   HIE, INC.

                               TABLE OF CONTENTS

Section

                                                                                                                          Page

1. Sale and Delivery of the Assets...........................................................................................1
         1.1 Delivery of the Assets..........................................................................................1
         1.2 Further Assurances..............................................................................................2
         1.3 Purchase Price..................................................................................................2
         1.4 Assumption of Liabilities; Etc..................................................................................3
         1.5 Allocation of Base Purchase Price and Assumed Liabilities.......................................................3
         1.6 The Closing.....................................................................................................3
         1.7 Apportionment...................................................................................................3

2. Representations of the Seller.............................................................................................3
         2.1 Organization....................................................................................................4
         2.2 Authorization.................................................................................................. 4
         2.3 Ownership of the Assets.........................................................................................4
         2.4 Litigation......................................................................................................4
         2.5 Leases ........................................................................................................ 4
         2.6 Contracts.......................................................................................................5
         2.7 Employee Relations..............................................................................................5
         2.8 Employee Benefit Plans..........................................................................................6
         2.9 Investment......................................................................................................6
         2.10 Fixed Assets...................................................................................................6
         2.11 Financial Statements...........................................................................................6
         2.12 Absence of Material Adverse Change.............................................................................7
         2.13 Permits........................................................................................................7
         2.14 Employee Loans.................................................................................................7
         2.15 Tax Matters....................................................................................................7
         2.16 Intellectual Property..........................................................................................7
         2.17 No Material Liability..........................................................................................8

3. Representations of the Buyer..............................................................................................8
         3.1 Organization and Authority......................................................................................8
         3.2 Capitalization of the Buyer.....................................................................................9
         3.3 Authorization.................................................................................................. 9
         3.4 Noncontravention................................................................................................9
         3.5 Reports and Financial Statements................................................................................9
         3.6 Absence of Material Adverse Change.............................................................................10
         3.7 Absence of Undisclosed Liabilities.............................................................................10
         3.8 Litigation.....................................................................................................10
         3.9 Issuance of Stock..............................................................................................10


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
4. Conditions to Obligations of the Buyer...................................................................................11
         4.1 Continued Truth of Representations and Warranties of the Seller; Compliance
                  with Covenants and Obligations............................................................................11
         4.2 Corporate Proceedings..........................................................................................11
         4.3 Governmental Approvals.........................................................................................11
         4.4 Consents of Lenders, Lessors and Other Third Parties...........................................................11
         4.5 Adverse Proceedings............................................................................................11
         4.6 Opinion of Counsel.............................................................................................11
         4.7 Closing Deliveries.............................................................................................11

5. Conditions to Obligations of the Seller..................................................................................12
         5.1 Continued Truth of Representations and Warranties of the Buyer; Compliance
                  with Covenants and Obligations............................................................................12
         5.2 Corporate Proceedings..........................................................................................12
         5.3 Governmental Approvals.........................................................................................12
         5.4 Consents of Lenders, Lessors and Other Third Parties...........................................................13
         5.5 Adverse Proceedings............................................................................................13
         5.6 Opinion of Counsel.............................................................................................13
         5.7 Closing Deliveries.............................................................................................13

6. Indemnification..........................................................................................................13
         6.1 Indemnification by the Seller..................................................................................13
         6.2 Indemnification by the Buyer...................................................................................14
         6.3 Claims for Indemnification.....................................................................................14
         6.4 Survival.......................................................................................................15
         6.5 Limitations....................................................................................................15

7. Conduct of Business Pending Closing......................................................................................16

8. Post-Closing Agreements..................................................................................................16
         8.1 Proprietary Information........................................................................................17
         8.2 Sharing of Data................................................................................................17
         8.3 Accounts Receivable............................................................................................17
         8.4 Employment Matters.............................................................................................17
         8.5 Hawaii Bond....................................................................................................18
         8.6 Accrued Taxes..................................................................................................18
         8.7 Offer of Employment............................................................................................18

9. Registration Rights......................................................................................................18
         9.1 Required Registrations.........................................................................................18
         9.2 Incidental Registration........................................................................................19
         9.3 Registration Procedures........................................................................................19
         9.4 Allocation of Expenses.........................................................................................22
         9.5 Indemnification and Contribution...............................................................................22


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
10. Transfer of Shares..............................................................................................25
         10.1 Restricted Shares.....................................................................................25
         10.2 Requirements for Transfer.............................................................................25
         10.3 Legend................................................................................................25

11. Notices.........................................................................................................25

12. Successors and Assigns..........................................................................................26

13. Entire Agreement; Amendments; Attachments.......................................................................26

14. Expenses........................................................................................................27

15. Dispute Resolution..............................................................................................27

16. Termination of Agreement........................................................................................28
         16.1 Termination by Lapse of Time..........................................................................28
         16.2 Termination by Agreement of the Parties...............................................................28
         16.3 Termination by Reason of Breach.......................................................................28

17. Brokers.........................................................................................................28
         17.1 For the Seller........................................................................................28
         17.2 For the Buyer.........................................................................................28

18. Governing Law...................................................................................................29

19. Section Headings................................................................................................29

20. Severability....................................................................................................29

21. Counterparts....................................................................................................29

Schedules to be provided by the Seller
         1.1(a)(iv)  -   Fixed Assets
         1.1(a)(v)   -   Employee Loans
         1.1(a)(vi)      Vacation Time
         1.1(b)(i)   -   Accounts Receivable
         1.5         -   Allocation of the Purchase Price
         2.2         -   Third Party Consents
         2.5         -   Leases
         2.6         -   Contracts
         2.7         -   Employee Matters
         2.8         -   Employee Plans
         2.11        -   Financial Statements
         2.13        -   Permits
         2.16        -   Intellectual Property

Schedules to be provided by the Buyer
         3.2                             -            Capitalization

Exhibits

A - Warrant
B - Instrument of Assumption of Liabilities
C - Opinion of Hale and Dorr LLP
D - Bill of Sale
E - Opinion of Troutman Sanders
F. - Non-Competition Agreement

                            ASSET PURCHASE AGREEMENT


         Agreement made as of the 13th day of March, 2000 between Thermo Information Solutions Inc., a Delaware corporation with its principal office at 81 Wyman Street, Waltham, Massachusetts 02151 (the "Seller"), and HIE, Inc., a Georgia corporation with its principal office at 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067(the "Buyer").

                             Preliminary Statement


         The Buyer desires to purchase, and the Seller desires to sell, certain of Seller's assets, for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1.       Sale and Delivery of the Assets.

                  1.1      Delivery of the Assets.

                           (a)      Subject to and upon the terms and
conditions of this Agreement, at the Closing (as defined in Section 1.6 hereof), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller's right, title and interest in and to the following assets (the "Assets") used primarily in connection with the Seller's Integrated Solutions division (the "Business"):

                                    (i)      the contracts and agreements set
forth on Schedule 2.6 attached hereto (collectively, the "Contracts");

                                    (ii)     the real property leases set forth
on Schedule 2.5 attached hereto (collectively, the "Real Property Leases");

                                    (iii)    all books, records,
correspondence, technical and procedural manuals, customer lists, employment records, and any confidential information, whether or not reduced to writing;

                                    (iv)     the equipment, furniture,
leasehold improvements and other personal property set forth on Schedule 1.1(a)(iv) attached hereto (collectively, the "Fixed Assets");

                                    (v)      those loans from Seller to certain
of its employees set forth on Schedule 1.1(a)(v) attached hereto (the "Employee Loans");

                                    (vi)     all right of Seller in and to the
Licensed Rights and Proprietary Information (as such terms are defined in Section 2.16), but specifically excluding the names "Thermo" and "Thermo Information Solutions" or any variations thereof, together with the goodwill associated therewith (collectively, the "Intellectual Property");

                                    (vii)    Cash in an amount equal to the
difference between $1,000,000 and (i) the outstanding principal and interest payable under the Employee Loan, (ii) the value of the Fixed Assets reflected on the balance sheet of the Seller, (iii) the negative balance for vacation time for the Transferred Employees (as defined in Section 2.7(b) hereof) set forth in Schedule 1.(a)(vi) attached hereto, and (iv) the costs incurred by Seller for payroll and expense reimbursement with respect to the Transferred Employees from the Effective Date (as defined in Section 1.6 hereof) through the date of Closing (the "Seller Cash"); and

                                    (viii)   to the extent not already covered
by this Section 1.1, all of Seller's properties, assets and rights and obligations of any kind, whether tangible or intangible (unless otherwise expressly excluded in this Agreement or retained by Seller pursuant to Section
1.4 hereof).

                           (b)      Notwithstanding the provisions of paragraph
(a) above, the assets to be transferred to the Buyer under this Agreement shall not include any other assets of any nature of Seller, including without limitation, those assets set forth below (the "Excluded Assets"):

                                    (i)      except for the Employee Loans, all
accounts, accounts receivable, notes and notes receivable existing on the Effective Date which are payable to the Seller, including any late charges payable in connection therewith and any security held by the Seller for the payment thereof including, without limitation, those listed on Schedule 1.1(b)(i) attached hereto (the "Accounts Receivable"); and

                                    (ii)     all prepaid expenses, deposits,
bank accounts and other similar assets of the Seller existing on the Effective Date, including the cash represented by such assets.

                  1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer's reasonable request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets.

                  1.3      Purchase Price.

                           (a)      The purchase price ("Purchase Price") for
the Assets shall be:

                                    (i)      1,307,345 shares (hereinafter
referred to as the "Shares") of Buyer's $.01 par value Common Stock (the "Common Stock"); and

                                    (ii)     warrants in the form of Exhibit A
attached hereto to purchase 261,469 shares of Common Stock (the "Warrants").

         Notwithstanding the foregoing, provided Seller is the owner of all of the Shares issued at Closing, during the six (6) month period commencing on the first day following the Closing, Seller shall have the one-time right, at its election, to receive additional shares of Common Stock (the "Additional Shares") equal to (i) $5,500,000, (ii) divided by the average closing price of the Common Stock on the Nasdaq National Market during the 10 trading days prior to the date of such election, (iii) minus the 1,307,345 Shares issued to Seller at Closing. The Buyer will at all times reserve and keep available, solely for issuance and delivery to Seller, a sufficient number of shares of its Common Stock to fulfill Buyer's obligations under this Section 1.3. Seller shall not exercise its rights under this paragraph within ten (10) days of the filing of a registration statement for the Shares pursuant to Section 9.1 hereof.

                  1.4 Assumption of Liabilities; Etc. At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") in the form attached hereto as Exhibit B, pursuant to which the Buyer shall assume and agree to perform, pay and discharge the following obligations of Seller (the "Assumed Liabilities"): (i) all obligations relating to the Business or the Assets incurred from and after the Effective Date and arising from events occurring on and after the Effective Date, including without limitation all obligations relating to the Contracts and the Real Property Leases arising from and after the Effective Date, and all obligations with respect to the Transferred Employees arising from and after the Effective Date, and (ii) the royalty payable to the South Carolina Retirement System ("SCRS") under Section 4.16 of that certain Licensing Agreement between the Seller and SCRS dated September 18, 1999. The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities. Without limitation of the foregoing, Buyer shall not assume any obligations for the employee benefits plans set forth on Schedule 2.8 of this Agreement.

                  1.5 Allocation of Base Purchase Price and Assumed Liabilities. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Assets as set forth on Schedule 1.5 attached hereto.

                  1.6 The Closing. The Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 5 p.m., Boston time, on March 13, 2000 (the "Closing"). Notwithstanding the foregoing, the transfer of the Assets by the Seller to the Buyer shall be deemed to have occurred at the close of business on February 25, 2000 (the "Effective Date").

                  1.7 Apportionment. Prepaid insurance premiums, real estate taxes, rent and other amounts payable under the Real Property Leases shall be apportioned and adjusted as of the Effective Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price. Any transfer taxes payable at the Closing shall be shared equally by Buyer and Seller.

         2.       Representations of the Seller.

                  Except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"), Seller represents and warrants to Buyer as of the Effective Date as follows: The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Article 2 and the disclosures in any section of the Disclosure Schedule shall qualify (i) the corresponding section in this Article 2, and (ii) other sections in this
Article 2 to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections.


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
                  2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Seller has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification.

                  2.2 Authorization. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all requisite corporate action including, without limitation, any required shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms except as the foregoing may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer or other similar laws relating to or affecting the rights of creditors generally. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both in any respect, (a) violate the provisions of any law, rule or regulation applicable to the Seller;
(b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the Assets. Schedule 2.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

                  2.3 Ownership of the Assets. The Seller is, the true and lawful owner of the Assets, and has the right to (i) assign, in the case of the Real Property Leases, a valid leasehold interest therein, and (ii) sell and transfer, in the case of all other Assets, good title such Assets. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest (i) in the case of the Real Property Leases, good leasehold title, and (ii) in the case of all other Assets, good title to such Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

                  2.4 Litigation. The Seller is not a party to, or to the knowledge of Seller threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to the Business, the Assets or the transactions contemplated hereby.

                  2.5 Leases. Schedule 2.5 attached hereto sets forth a true, correct and complete list of the Real Property Leases. True, correct and complete copies of the Real Property Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect, and, except as set forth on Schedule 2.5, have not been modified or amended since the date of delivery to the Buyer. To the knowledge of Seller, (i) the Seller is not in breach of or default under any Real Property Lease, and (ii) there is no existing breach or default by any other party to any Real Property Lease.

                  2.6      Contracts.

                           (a)      Except as set forth on Schedule 2.6
attached hereto:


                                    (i)      each Contract is a valid and
binding agreement of the Seller, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                                    (ii)     the Seller has fulfilled the
obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the Effective Date;

                                    (iii)    the Seller is not in breach of or
default under any Contract and to the knowledge of Seller no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default;

                                    (iv)     to the knowledge of the Seller,
there is no existing breach or default by any other party to any Contract and to the knowledge of Seller no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default;

                                    (v)      no Contract has been terminated or
partially terminated by the Seller, or to the knowledge of Seller, by any other party thereto; and

                                    (vi)     except for the at will employment
contracts with the Transferred Employees, the Contracts constitute all of the contracts used in the operation of the Business as of the Effective Date.

                           (b)      True, correct and complete copies of all
Contracts, and all amendments, modifications and supplements thereto have previously been delivered by the Seller to the Buyer.

                  2.7      Employee Relations.

                           (a)      With respect to the Transferred Employees,
the Seller is in compliance with federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice. There are no arrears in the payment of wages or social security taxes with respect to the Transferred Employees.

                           (b)      Schedule 2.7 attached hereto sets forth a
true, correct and complete list of (a) all employees employed by the Seller in connection with the Assets (the "Transferred Employees"), and (b) the Seller's current payroll, including the job descriptions and salary or wage rates of each of the Transferred Employees. True and current copies of any written employment agreements with respect to the Transferred Employees have previously been provided to Buyer.

                  2.8 Employee Benefit Plans. Schedule 2.8 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements affecting the Transferred Employees, whether reduced to writing or not.

                  2.9      Investment.

                           (i)      Seller acknowledges and understands that
the Shares, the Warrant, the Additional Shares issuable pursuant to Section 1.3 hereof and the shares of Common Stock to be issued upon exercise of the Warrant (the "Warrant Shares") have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws, and may not be sold, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Securities Act and such applicable state securities laws or an opinion of counsel satisfactory to the Buyer that registration is not required under the Securities Act or under any applicable state securities laws;

                           (ii)     Seller acknowledges and understands that
the Warrant and each certificate representing the Shares, the Additional Shares and the Warrant Shares shall bear a legend in substantially the form set out in
Section 10.3 of this Agreement;

                           (iii)    Seller acknowledges that it received prior
to executing this Agreement the Buyer SEC Reports (as defined in Section 3.5 of this Agreement) and that Buyer has made available to Seller prior to its execution of this Agreement the opportunity to obtain any additional information which Buyer possesses that is necessary to verify the accuracy of the information referred to therein.

                           (iv)     Seller is acquiring the Shares, the
Additional Shares, the Warrant and the Warrant Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, the Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                  2.10 Fixed Assets. The Fixed Assets constitute all of the equipment, furniture, leasehold improvements and other personal property of Seller which is used in connection with the operation of the Business or the performance of the Contracts.

                  2.11 Financial Statements. True and correct copies of the unaudited income statements of the Business as of and for the twelve month periods ending January 1, 2000, January 2, 1999 and January 3, 1998, respectively (the "Income Statements"), and a true and correct copy of the unaudited balance sheet of the Business as of December 31, 1999 (the "Balance Sheet") ( the Income Statements and the Balance Sheet are collectively referred to herein as the "Financial Statements") are attached hereto as Schedule 2.11. The Financial

Statements were prepared in accordance with generally accepted accounting practices applied on a consistent basis throughout the periods covered thereby (except that the Financial Statements exclude all footnotes). The Balance Sheet fairly represents the financial position of the Business as of the date thereof, and the Income Statements fairly represent the results of operation of the Business as of the respective dates thereof and for the periods referred to therein. The Financial Statements are consistent with the books and records of Seller.

                  2.12 Absence of Material Adverse Change. To the knowledge of Seller, since December 31, 1999, there has occurred no event or development which has had, or would reasonably be expected to have in the future, a material adverse effect on the condition (financial or otherwise) or results of operation of the Business, including the Assets transferred to Buyer hereby.

                  2.13 Permits. Seller has all permits, licenses, authorizations, consents and approvals of any government entity required (a) to own, operate, and maintain the Assets, or (b) to perform the Contracts (collectively the "Permits"). Schedule 2.13 attached hereto sets forth a true, correct and complete list of all Permits.

                  2.14 Employee Loans. Each Employee Loan is a valid and binding agreement of the Seller and the Seller does not have any knowledge that any Employee Loan is not a valid and binding agreement of the other parties thereto. The Seller is not in breach of or default under any Employee Loan, and, to the knowledge of Seller, none of the other parties to the Employee Loans is in breach of or default under such Employee Loans. The Employee Loans comply with the requirements of all applicable federal, state and municipal laws.

                  2.15 Tax Matters. All amounts in respect of federal, state or local taxes imposed on the Assets or for which the owner of the Business is or may be liable after the Effective Date with respect to all taxable periods or portions of periods ending on or before the Effective Date have been paid or, in the case of taxes for which returns have not been filed (the "Accrued Taxes"), will be paid by Seller.

                  2.16     Intellectual Property.

                           (a)      Schedule 2.16 lists each material license,
sublicense, agreement or permission relating to any intellectual property that any third party owns and to which the Seller is a party ("Licensed Rights"), other than Licensed Rights which are readily available in the marketplace at a cost of less than $1,000. To the knowledge of Seller, the Seller is not in violation of any agreement to which it is a party governing the Licensed Rights as a result of the operation of the Business in the manner in which it is currently operated. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not limit the Buyer's ability to use the Licensed Rights in the operation of the Business in the manner in which it is currently operated by Seller.

                           (b)      Except as set forth in Schedule 2.16:

                                    (i)      the Seller has obtained no
copyright registrations and has made no application for such registrations with respect to the Assets or related to the Business;

                                    (ii)     Seller has no registered
trademarks, registered service marks, trademark applications, or service mark applications related to the Business or any products or services sold or licensed by it, or which it uses in the conduct of the Business;

                                    (iii)    the Seller does not own any
patents or applications for patents that cover the operation of the Business or any products sold or licensed by it, or assets used by it, in the conduct of the Business; and

                                    (iv)     no person or entity has a right to
receive royalty or similar payments in respect of any Intellectual Property pursuant to any contractual arrangements entered into by Seller.

                           (c)      To the knowledge of Seller, the Seller has
taken reasonable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, any licenses, processes, designs, methods, trade secrets, inventions, proprietary or technical information, and data and code covering or embodied in any software or other assets owned by Seller and used in the conduct of the Business and not readily available to the public ("Proprietary Information"). To the knowledge of Seller, Seller's Intellectual Property has not been infringed upon or misappropriated by third parties.

                           (d)      To the knowledge of Seller, the Seller has
not infringed or misappropriated, and is not infringing or misappropriating, on any trademark, service mark, trade name, copyright, patent, or trade secret of any third party and to the knowledge of Seller there is no claim pending or threatened against the Seller with respect to any alleged infringement of any trademark, service mark, trade name, copyright, patent, or trade secret owned by any third party.

                  2.17 No Material Liability. No representation and warranty made by Seller to Buyer in this Agreement, taken as a whole, contains any untrue statement of material fact. Except as disclosed in the Contracts and except for the Assumed Liabilities, to the best knowledge of Seller, Seller has not incurred any material liability with respect to or affecting the Business or Assets prior to the Effective Date for which payment or performance is required after the Effective Date. For purposes of this Section, any liability or obligation of the Seller relative to the Business or Assets, whether liquidated or contingent, which involves the payment or consideration or performance of services in excess of Fifty Thousand Dollars ($50,000), shall be deemed a material liability.

         3.       Representations of the Buyer.

                  The Buyer represents and warrants to the Seller as of the Effective Date (except as provided in Section 3.2 below) as follows:

                  3.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, the Warrant and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby.

The Buyer is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification.

                  3.2 Capitalization of the Buyer. As of February 29, 2000, the Buyer's authorized capital stock consists of (i) 50,000,000 shares of Common Stock, of which 25,688,036 shares are issued and outstanding and 6,967,500 shares have been reserved for issuance pursuant to the director and employee stock option plans of Buyer, and (ii) 20,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), of which 64,133 shares are issued and outstanding. All of the outstanding shares of capital stock of the Buyer have been duly and validly issued and are fully paid and nonassessable. Except as provided in this Agreement, the Buyer SEC Reports (as defined in Section 3.5) or in Schedule 3.2 and except for individual stock option grants issued pursuant to one of Buyer's director or employee stock option plans, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Buyer is authorized or outstanding, (ii) the Buyer has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Buyer, (iii) Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. All of the issued and outstanding shares of capital stock of the Buyer have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

                  3.3 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action including, without limitation, any required shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Buyer is a party constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms except as the foregoing may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer or other similar laws relating to or affecting the rights of creditors generally.

                  3.4 Noncontravention. The execution and delivery by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby or thereby, will not, with or without the giving of notice or the passage of time or both in any respect, (a) violate the provisions of any law, rule or regulation applicable to the Buyer, (b) violate the provisions of the Certificate of Incorporation or By-laws of the Buyer (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the Buyer's assets. Buyer has received all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

                  3.5 Reports and Financial Statements. The Buyer has previously furnished to the Seller complete and accurate copies, as amended or supplemented, of its (a) Annual Report on

Form 10-K for the fiscal year ended 1998, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the SEC since January 1, 1999 (such reports are collectively referred to herein as the "Buyer SEC Reports"). The Buyer SEC Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 1999 through the date of this Agreement. The Buyer SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with generally accepted accounting practices applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

                  3.6 Absence of Material Adverse Change. To the knowledge of Buyer, since September 30, 1999, there has occurred no event or development which has had, or would reasonably be expected to have in the future, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Buyer.

                  3.7 Absence of Undisclosed Liabilities. To the knowledge of Buyer, the Buyer does not have any liability (whether absolute or contingent), except for (a) liabilities shown in the Buyer SEC Reports, (b) liabilities which have arisen since the Buyer SEC Reports in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by generally accepted accounting practices to be reflected on a balance sheet.

                  3.8 Litigation. Except as disclosed in the Buyer SEC Reports, there is no legal proceeding which is pending or, to the knowledge of Buyer, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a material adverse effect on Buyer or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

                  3.9 Issuance of Stock. The issuance, sale and delivery of the Shares, the Additional Shares, the Warrant and the Warrant Shares, have been duly authorized and reserved for issuance, as the case may be, by all necessary corporate action on the part of the Buyer, and the Shares and Additional Shares when so issued, sold and delivered in accordance with the provisions of this Agreement, and the Warrant Shares issuable upon exercise of such Warrant, when issued upon such exercise and payment of the exercise price provided for therein, will be duly and validly issued, fully paid and nonassessable.

         4.       Conditions to Obligations of the Buyer.

                  The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                  4.1 Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations. The representations and warranties of the Seller shall be true on and as of the Effective Date. The Seller shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  4.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

                  4.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                  4.4 Consents of Lenders, Lessors and Other Third Parties. The Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.2 attached hereto.

                  4.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after the Effective Date.

                  4.6 Opinion of Counsel. The Buyer shall have received an opinion of Hale and Dorr LLP, counsel to the Seller, dated as of the Closing, in substantially the form attached hereto as Exhibit C, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

                  4.7 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

                           (a)      a bill of sale substantially in the form
attached hereto as Exhibit D (the "Bill of Sale");

                           (b)      such instruments of conveyance, assignment
and transfer, in form and substance reasonably satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, (i) in the case of the Real Property Leases, good leasehold title, and
(ii) in the case of all other Assets, good title to such Assets;

                           (c)      such contracts, files and other data and
documents pertaining to the Assets as the Buyer may reasonably request;

                           (d)      a certificate of the Seller confirming
satisfaction of the conditions specified in this Section 4;

                           (e)      a certificate of the Secretary of State of
the State of Delaware as to the legal existence and good standing (including tax) of the Seller in Delaware;

                           (f)      certificates of the Secretary of the Seller
attesting to the incumbency of the Seller's officers and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

                           (g)      a cross receipt executed by the Buyer and
the Seller;

                           (h)      payment of the Seller Cash by wire transfer
in accordance with instructions provided by Buyer;

                           (i)      a Non-Competition Agreement substantially
in the form attached hereto as Exhibit F (the "Non-Competition Agreement"); and

                           (j)      such other documents, instruments or
certificates as the Buyer may reasonably request.

         5.       Conditions to Obligations of the Seller.

                  The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the
Seller:

                  5.1 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Effective Date. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  5.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

                  5.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                  5.4 Consents of Lenders, Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

                  5.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

                  5.6 Opinion of Counsel. The Seller shall have received an opinion of Troutman Sanders, LLP counsel to the Buyer, dated as of the Closing, in substantially the form attached hereto as Exhibit E, and as to such other matters as may be reasonably requested by the Seller or its counsel.

                  5.7 Closing Deliveries. The Seller shall have received at or prior to the Closing each of the following documents:

                           (a)      a certificate of the Buyer confirming
satisfaction of the conditions specified in this Section 5;

                           (b)      a certificate of the Secretary of State of
the State of Georgia as to the legal existence and good standing of the Buyer in Georgia;

                           (c)      a certificate of the Secretary of the Buyer
attesting to the incumbency of the Buyer's officers and the authenticity of the resolutions authorizing the transactions contemplated by this agreement;

                           (d)      a certificate for 1,307,345 Shares to be
delivered by Buyer at the Closing, registered in the name of the Seller;

                           (e)      the Warrant;

                           (f)      the Instrument of Assumption of Liabilities
executed by the Buyer and accepted by the Seller;

                           (g)      a cross receipt executed by the Buyer and
the Seller; and

                           (h)      such other documents, instruments or
certificates as the Seller may reasonably request.

         6.       Indemnification.

                  6.1 Indemnification by the Seller. Subject to the terms and conditions of this Article 6, from and after the Closing, the Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all claims, debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses

(including without limitation reasonable attorneys' fee and expenses) (collectively, "Damages") incurred or suffered by the Buyer:

                           (a)      resulting from, relating to or constituting
any (i) misrepresentation or breach of any representation or warranty of the Seller contained in this Agreement or the certificate of the Seller delivered at the Closing pursuant to Section 4.7(d) of this Agreement or (ii) failure to perform any covenant or agreement of the Seller contained in this Agreement; or

                           (b)      resulting from the conduct of the Business
or the operation of the Assets prior to the Effective Date.

                  6.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article 6, from and after the Closing, the Buyer shall indemnify the Seller (and, in the case of paragraph (c) below, Thermo Electron Corporation ("Thermo")) in respect of, and hold the Seller (and, in the case of paragraph (c) below, Thermo) harmless against, any and all Damages incurred or suffered by the Seller (and, in the case of paragraph (c) below, Thermo):

                           (a)      resulting from, relating to or constituting
(i) any misrepresentation or breach of any representation or warranty of the Buyer contained in this Agreement or the certificate of the Buyer delivered at the Closing pursuant to Section 5.7(a) of this Agreement or (ii) failure to perform any covenant or agreement of the Buyer contained in this Agreement; or

                           (b)      resulting from the conduct of the Business
or the operation of the Assets following the Effective Date; or

                           (c)      arising as a result of any claim made under
the Contract set forth as item 4 on Schedule 2.6 (the "Hawaii Contract") or the bond furnished to the State of Hawaii (the "Hawaii Bond") under the Hawaii Contract.

                  6.3      Claims for Indemnification.

                           (a)      Third-Party Claims. A person entitled to
indemnification under this Article 6 (an "Indemnified Party") shall give prompt written notice to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Within 30 days after delivery of such notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense and settlement of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. Any party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. Any party controlling such defense shall keep the other parties advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

                           (b)      Procedure for Other Claims. An Indemnified
Party wishing to assert a claim for indemnification under this Article 6 shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the estimated amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 6 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to binding arbitration in accordance with the provisions of
Section 14.

                  6.4      Survival.

                           (a)      The representations and warranties of the
Seller and the Buyer set forth in this Agreement and the certificates delivered at the Closing pursuant to Section 4.7(d) and 5.7(a) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 18 months after the Effective Date, at which time they shall expire.

                           (b)      Any valid claim that is properly asserted
in writing pursuant to Section 6.3 prior to the expiration of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

                  6.5      Limitations.

                           (a)      Notwithstanding anything to the contrary
contained in this Agreement, each of the following limitations shall apply:

                                    (i)      the aggregate liability of the
Seller for the sum of all Damages under Section 6.1 shall not exceed
$4,500,000;

                                    (ii)     the Seller shall be liable under
Section 6.1(a)(i) for only that portion of the aggregate Damages under Section 6.1(a)(i) which exceeds $100,000 (it being understood that the Seller shall not be liable, in any event, for the first $100,000 of said Damages);

                                    (iii)    the aggregate liability of the
Buyer for the sum of all Damages under Section 6.2 shall not exceed $5,500,000, except that the foregoing limitation shall not apply to Damages under Section 6.2(c); and

                                    (iv)     the Buyer shall be liable under
Section 6.2(a)(i) for only that portion of aggregate Damages under Section 6.2(a)(i) which exceeds $100,000 (it being understood that the Buyer shall not be liable, in any event, for the first $100,000 of said Damages).

                           (b)      In no event shall any Indemnifying Party be
responsible and liable for any Damages or other amounts under this Article 6 that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Damages. For avoidance of doubt, the parties confirm that, notwithstanding the previous sentence, if and to the extent an Indemnified Party is required as a result of a suit commenced by a third party to pay consequential damages to a third party, such consequential damages shall constitute indemnifiable Damages. Each party shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided under Article 6.

                           (c)      The amount of any Damages for which
indemnification is provided under this Article 6 shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any tax benefits actually received by the Indemnified Party or any of its affiliates or for which the Indemnified Party or any of its affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages.

         7. Conduct of Business Pending Closing. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement,
(a) operate the Assets in the ordinary course of business, (b) notify Buyer of
(i) the occurrence (or failure to occur) of any event which occurrence or failure would be likely to cause any representation and warranty contained herein or in any documents contemplated hereby to be untrue or inaccurate, or
(ii) any material adverse event in connection with the operation of the Assets,
(c) provide reasonable access to the books and records of Seller pertaining to the Business and other information reasonably requested by Buyer, and (d) to use reasonable efforts to assist Buyer in its efforts to employ the Transferred Employees and to consummate the transactions contemplated hereby.

         8.       Post-Closing Agreements.

                  The Seller agrees that from and after the Closing:

                  8.1      Proprietary Information.

                  Except as may otherwise be required by law, the Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Assets and Seller shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

                  8.2      Sharing of Data.

                  The Seller shall have the right for a period of five years following the Effective Date to have reasonable access to such books, records, correspondence, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement with the Assets prior to the Effective Date and for complying with its obligations under applicable securities, tax, employment or other laws and regulations. The Buyer shall have the right for a period of five years following the Effective Date to have reasonable access to those books, records, correspondence, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Assets.

                  8.3      Accounts Receivable.

                           (a)      After the Closing, the Buyer shall use
commercially reasonable efforts to collect the Accounts Receivable. Seller shall have the right, upon reasonable prior notice to Buyer, to inspect Buyer's books and records pertaining to the Accounts Receivable and Buyer's collection thereof.

                           (b)      In the event that any payment is remitted
by a customer which is indebted under both Accounts Receivable and an account receivable arising out of activities of the Buyer after the Effective Date (a "New Receivable"), such payments shall first be applied to the Accounts Receivable due from such customer and the balance remaining after payment in full of all Accounts Receivable due from such customer shall be applied to the New Receivable.

                           (c)      Any sums received by the Buyer in respect
of Accounts Receivable shall be promptly transmitted by the Buyer to the Seller. In addition, if receipt by the Buyer of unidentified sums of money from an account debtor who owes any Account Receivable results in such account debtor having an aggregate credit balance with the Buyer, the Buyer shall promptly transmit to the Seller an amount of money equal to the lesser of (a) such aggregate credit balance or (b) the remaining unpaid balance of all Accounts Receivable.

                  8.4 Employment Matters. After the Closing, Seller shall transfer to Buyer the healthcare and dependent care flexible spending account balances held by Seller for the benefit of each of the Transferred Employees. In addition, Seller shall use reasonable efforts to cause Blue Cross/Blue Shield of South Carolina to provide a health plan affecting the Transferred Employees on the same terms and conditions as Seller's health plan. Until such new plan is provided, but in no event for more than 60 days, Seller shall continue the health insurance coverage for each of the Transferred Employees and Buyer shall reimburse Seller for all costs incurred in connection therewith within ten (10) days of presentation of an invoice therefor from Seller.

                  8.5 Hawaii Bond. After the Closing, Seller shall maintain the Hawaii Bond in effect for the original term of the Hawaii Contract as in effect as of the Effective Date. Seller shall not be obligated to renew the Hawaii Bond during any extension of the Hawaii Contract.

                  8.6 Accrued Taxes. After the Closing, Seller shall pay the Accrued Taxes on or before the due date thereof.

                  8.7 Offer of Employment. Promptly after the Closing, the Buyer shall make an employment offer as an employee at will effective as of the Effective Date to all of the Transferred Employees on terms (including without limitation salary, fringe benefits, job responsibility and location but excluding any benefits provided under any equity or non-qualified deferred compensation plan) no less favorable in the aggregate than those provided to the Transferred Employees by the Seller immediately prior to the Effective Date. The Buyer will give credit for past service with the Seller or its affiliates for purposes of participation, vesting and eligibility for benefit levels, but not for benefit accrual purposes.

         9.       Registration Rights.

                  9.1      Required Registrations.

                           (a)      At any time on or after the Closing, Seller
may request, in writing, that the Buyer effect a separate registration under the Securities Act for each of the Shares and the Additional Shares on Form S-3. At the request of Seller, the Warrant Shares shall be included in either such registration. The Shares, the Additional Shares and the Warrant Shares are hereinafter collectively referred to as the "Registrable Shares." In each such case, the Buyer shall promptly use commercially reasonable efforts to effect the registration. Notwithstanding the foregoing, if at the time of the issuance of the Additional Shares, the Shares have not been registered pursuant to this
Section 9.1, Seller shall thereafter include both the Shares and the Additional Shares in any such registration request and Buyer shall thereupon only be required to effect one (1) registration of the Registrable Shares pursuant to this Section 9.1. Seller shall not be permitted to request a separate registration of the Warrant Shares.

                           (b)      If at the time of any request to register
any of the Registrable Shares by the Seller pursuant to this Section 9.1, the Buyer is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Buyer's Board of Directors, would be adversely affected by the requested registration, then the Buyer may at its option direct that such request be delayed for a period not in excess of 60 days from the date of such request, such right to delay a request to be exercised by the Buyer not more than once in any 12-month period.

                           (c)      The Buyer agrees to use commercially
reasonable efforts to keep any registration statement filed pursuant to this
Section 9.1 effective and current until the earlier of (i) one year from the effective date of the registration statement or (ii) the date that all of the Registrable Shares covered by the registration statement have been sold by the Seller or (iii) such time as to which all of the Registrable Shares covered by the registration statement may be sold by the Seller under Rule 144(k) or any successor rule or regulation under the Securities Act.

                  9.2      Incidental Registration.

                           (a)      If the Buyer shall propose the registration
under the Securities Act of an offering of any of its Common Stock to be sold for cash, whether or not for its own account, (other than a registration relating to either (1) a dividend reinvestment, stock option, stock purchase or similar plan, (2) a transaction pursuant to Rule 145 under the Securities Act, or (3) a merger, consolidation or reorganization), the Buyer, on such occasion, shall as promptly as practicable but in no event later than ten (10) days prior to the proposed filing date of the registration statement give written notice (the "Notice") to the Seller of its intention to effect such registration, and the Seller shall be entitled, on each such occasion, to request to have all or a portion of the Registrable Shares included in such registration statement. Upon the written request of the Seller that the Buyer include any Registrable Shares in such registration statement (which request shall state the number of the Registrable Shares for which registration is sought), given within ten (10) days after the giving of the Buyer's Notice, the Buyer shall cause such Registrable Shares to be so included in the offering covered by such registration statement, subject to the limitations hereinafter set forth.

                           (b)      The registration of some or all of such
Registrable Shares pursuant to this Section 9.2 may be conditioned or restricted if, in the case of a registration statement which also includes shares to be sold for the account of the Buyer in an underwritten offering, in the judgment of the managing underwriter of such proposed offering, inclusion thereof in such registration statement will have an adverse impact on the marketing of the securities to be offered by the Buyer (provided that such conditions or restrictions apply on a proportional basis not only to the Registrable Shares but also to all other securities to be included other than those to be offered for the Buyer's own account). If such managing underwriter shall require that the number of Registrable Shares to be offered by the Seller be reduced or eliminated, the Seller shall have the right to withdraw its request for registration pursuant to this Section 9.2.

                           (c)      The Buyer shall not be obligated to honor
any request by the Seller under this Section 9.2 if the Seller could then sell under Rule 144(k) promulgated under the Securities Act all of the Registrable Shares the Seller proposes to have registered under Section 9.2.

                  9.3      Registration Procedures.

                           (a)      If and whenever the Buyer is required by
the provisions of this Agreement to effect the registration of the Registrable Shares under the Securities Act, the Buyer shall:

                                    (i)      file with the Commission a
Registration Statement with respect to such Registrable Shares and use commercially reasonable efforts to cause that Registration Statement to become effective promptly and remain effective as provided herein; provided however, that in the case of any registration pursuant to Section 9.2, such filing may be delayed in the discretion of the Buyer;

                                    (ii)     promptly prepare and file with the
Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective in accordance with the provisions of Section 9;

                                    (iii)    promptly furnish to Seller such
reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as Seller may reasonably request in order to facilitate the public sale or other disposition of the stock;

                                    (iv)     promptly use commercially
reasonable efforts to register or qualify the stock covered by the Registration Statement under the securities or Blue Sky laws of such states as the Seller shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Seller to consummate the public sale or other disposition in such states; provided, however, that the Buyer shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction or to maintain the effectiveness of any such registration or qualification for any period during which it is not required to maintain the effectiveness of the related registration statement under the Securities Act;

                                    (v)      promptly cause all such
Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Buyer are then listed;

                                    (vi)     promptly provide a transfer agent
and registrar for all such Registrable Shares not later than the effective date of such registration statement;

                                    (vii)    promptly make available for
inspection by the Seller, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by Seller, all financial and other records, pertinent corporate documents and properties of the Buyer and cause the Buyer's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

                                    (viii)   promptly notify Seller, promptly
after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

                                    (ix)     promptly following the
effectiveness of such Registration Statement, notify Seller of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

                           (b)      If the Buyer has delivered a Prospectus to
the Seller and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Seller and, if requested, the Seller shall immediately cease making offers of the Registrable Shares and return all Prospectuses to the Buyer. The Buyer shall promptly provide the Seller with revised Prospectuses and, following receipt of the revised Prospectuses, the Seller shall be free to resume making offers of the Registrable Shares.

                           (c)      In the event that, in the judgment of the
Buyer, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Buyer believes public disclosure would be detrimental to the Buyer, the Buyer shall notify Seller to such effect, and, upon receipt of such notice, Seller shall immediately discontinue any sales of the Registrable Shares pursuant to such Registration Statement until Seller has received copies of a supplemented or amended Prospectus or until Seller is advised in writing by the Buyer that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Buyer shall not exercise its rights under this Section 9.3(c) to suspend sales of Registrable Shares for a period in excess of 60 days in any 365-day period.

                           (d)      (i) Notwithstanding any provision of this
Agreement to the contrary, and except as provided in clause (ii) of this
Section 9.3(d), in the event the Buyer notifies the Seller in writing and no later than ten (10) days prior to the proposed filing date that the Buyer intends to file a registration statement in connection with an underwritten offering of any of its capital stock, the Seller shall refrain from selling or otherwise distributing, except in accordance with the provisions of Section 9.2 hereunder, any Registrable Shares within the period beginning up to seven days prior to the effective date of such registration statement (or on such later date that the Buyer notifies the Seller, in writing, that such period has begun) and ending up to 120 days after such effective date (or on such earlier date that the Buyer notifies the Seller that such period has ended)(the "Offering Restricted Period");

                           (ii)     Notwithstanding the provisions of clause
(i) above, in the event the Seller's Registrable Shares are not included in such a registered underwritten offering pursuant to Section 9.2 hereof, the Seller may during the Offering Restricted Period, sell or otherwise distribute up to 700,000 Registrable Shares during any thirty (30) day period without the prior written consent of the managing underwriter.

                           (e)      The Buyer's obligations with respect to and
compliance with the registration statement provisions set forth herein shall be expressly conditioned upon the Seller's compliance with the following:

                                    (i)      the Seller shall cooperate with
the Buyer in connection with the preparation of the registration statement, and for so long as the Buyer is obligated to keep the registration statement effective, shall provide to the Buyer, in writing, for use in the registration statement, all such information regarding the Seller and the plan(s) of distribution of the Registrable Shares as may be necessary to enable the Buyer to prepare the registration statement and prospectus covering the Registrable Shares, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

                                    (ii)     During such time as the Seller may
be engaged in a distribution of the Registrable Shares, the Seller shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto, shall, among other things: (w) not engage in any stabilization activity in connection with the securities of the Buyer in contravention of the rules comprising Regulation M; (x) distribute the Registrable Shares in the manner described in the registration statement or pursuant to Rule 144 of the Securities Act; (y) cause to be furnished to each broker through whom the Registrable Shares may be offered, or to the offeree if an offer is not made through a broker, such copies of the prospectus and any amendment or supplement thereto and documents incorporated by reference therein as may be required by law; and (z) not bid for or purchase any securities of the Buyer or attempt to induce any person to purchase any securities of the Buyer other than as permitted under the Exchange Act.

                  9.4 Allocation of Expenses. The Buyer will pay all Registration Expenses for all registrations under this Agreement. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incurred by the Buyer in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Buyer, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Seller's own counsel.

                  9.5      Indemnification and Contribution.

                           (a)      In the event of any registration of any of
the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless Seller, each underwriter of the Registrable Shares, and each other person, if any, who controls Seller or such underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which Seller, such underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares was registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Buyer will reimburse Seller, such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by Seller, such underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Buyer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Buyer, in writing, by or on behalf of Seller, such underwriter or controlling person specifically for use in the preparation thereof or made in any preliminary prospectus if a copy of the final prospectus was not delivered to the person alleging any loss, claim, damage or liability for which losses arise at or prior to the written confirmation of the sale of the Registrable Shares to such person and the untrue statement or omission concerned had been corrected in such final prospectus and copies thereof had timely been delivered by the Buyer to such indemnified party; (ii) any untrue statement or omission made in any prospectus used by such indemnified party if a court of competent jurisdiction finally determines that at the time of such use the indemnified party had actual knowledge that information provided in such prospectus by or on behalf of Seller contained any untrue statement or omission; or (iii) the use of any prospectus after such time as the Buyer has advised the Seller in writing that the filing of a post-effective amendment or supplement thereto is required, except the Prospectus as so amended or supplemented, or the use of any prospectus after such time as the obligation of the Buyer to keep the same current and effective has expired.

                           (b)      In the event of any registration of the
Registrable Shares under the Securities Act pursuant to this Agreement, Seller will indemnify and hold harmless the Buyer, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Buyer or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Buyer, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to Seller furnished in writing to the Buyer by or on behalf of Seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement, (ii) the use by such indemnifying party of any prospectus after such time as the Buyer has advised such indemnifying party in writing that the filing of a post-effective amendment or supplement thereto is required, except the prospectus as so amended or supplemented, or after such time as the obligation of the Buyer to keep the registration statement effective and current has expired, or (iii) any information given or representation made by such indemnifying party in connection with the sale of the Registrable Shares which is not contained in and not in conformity with the prospectus (as amended or supplemented at the time of the giving of such information or making of such representation); and such indemnifying party shall reimburse each such indemnified party for all legal and other expenses reasonably incurred by such party in investigating or defending against any such claims, whether or not resulting in any liability, or in connection with any investigation or proceeding by any governmental agency or instrumentality relating to any such claims with respect to any offering of securities pursuant to this Section 9 of this Agreement; provided, however, that the obligations of Seller hereunder shall be limited to an amount equal to the net proceeds to Seller of Registrable Shares sold in connection with such registration.

                           (c)      Each party entitled to indemnification
under this Section (the "Section 9 Indemnified Party") shall give notice to the party required to provide indemnification (the "Section 9 Indemnifying Party") promptly after such Section 9 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Section 9 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Section 9 Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Section 9 Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Section 9

Indemnified Party to give notice as provided herein shall not relieve the
Section 9 Indemnifying Party of its obligations under this Section except to the extent that the Section 9 Indemnifying Party is adversely affected by such failure. The Section 9 Indemnified Party may participate in such defense at such party's expense; provided, however, that the Section 9 Indemnifying Party shall pay such expense if representation of such Section 9 Indemnified Party by the counsel retained by the Section 9 Indemnifying Party would be inappropriate due to actual or potential differing interests between the Section 9 Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Section 9 Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Section 9 Indemnified Party. The Section 9 Indemnifying Party also shall be responsible for the expenses of such defense if the Section 9 Indemnifying Party does not elect to assume such defense. No
Section 9 Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Section 9 Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such
Section 9 Indemnified Party of a release from all liability in respect of such claim or litigation, and no Section 9 Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Section 9 Indemnifying Party, which consent shall not be unreasonably withheld.

                           (d)      In order to provide for just and equitable
contribution in circumstances in which the indemnification provided for in this
Section 9.5 is due in accordance with its terms but for any reason is held to be unavailable to a Section 9 Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Section 9 Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Section 9 Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Buyer on the one hand and the Seller on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Buyer and the Seller shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Buyer or the Seller and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Buyer and the Seller agree that it would not be just and equitable if contribution pursuant to this
Section 9.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 9.5, (a) in no case shall Seller be liable or responsible for any amount in excess of the net proceeds received by Seller from the offering of Registrable Shares and
(b) the Buyer shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

         10.      Transfer of Shares.

                  10.1 Restricted Shares. "Restricted Shares" means (i) the Shares, (ii) the Additional Shares, (iii) the Warrant, (iv) any Warrant Shares, and (v) any other shares of capital stock of the Buyer issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a registration statement under Section 5 of the Securities Act or Rule 144 under the Securities Act or (y) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

                  10.2     Requirements for Transfer.

                           (a)      Restricted Shares shall not be sold or
transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Buyer first shall have been furnished with an opinion of legal counsel to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

                           (b)      Notwithstanding the foregoing, no
registration or opinion of counsel shall be required for (i) a transfer by Seller to a wholly owned subsidiary provided that the transferee agrees in writing to be subject to the terms of this Section 9 to the same extent as if it were the original purchaser hereunder, or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

                  10.3 Legend. Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

         The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

         11.      Notices.

                  Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                  To the Seller:

                         Charles K. Wittenberg
                         Thermo Information Solutions Inc.
                         81 Wyman Street
                         Waltham, MA 02151


                  With a copy to:


                         Jeffrey A. Hermanson, Esq.
                         Hale and Dorr LLP
                         60 State Street
                         Boston, MA  02109-1803


                  To the Buyer:


                         HIE, Inc.
                         1850 Parkway Place
                         Suite 1100
                         Marietta, Georgia  30067


                  With copies to:


                         Patricia Wilson, Esq.
                         Troutman Sanders, LLP
                         600 Peachtree Street, N.E. - Suite 5200
                         Atlanta, GA  30308-2216

         Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered by overnight courier; or (b) three business days after being sent, if sent by registered or certified mail.

         12.      Successors and Assigns.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void.

         13.      Entire Agreement; Amendments; Attachments.

                           (a)      This Agreement, all Schedules and Exhibits
hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this

Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

                           (b)      If the provisions of any Schedule or
Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         14.      Expenses.

                           Except as otherwise expressly provided herein, the
Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

         15.      Dispute Resolution.

                           In the event that any dispute should arise between
the parties with respect to any matter covered by this Agreement or the interpretation of this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 15.

                                    (i)      Any party hereto may submit any
matter referred to in Section 15 to arbitration by notifying the other party, in writing, of such dispute. Within 30 days after receipt of such notice, the parties hereto shall designate in writing a single arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the Washington, D.C. Office of the American Arbitration Association. The arbitrator shall be a retired federal or state judge and shall not be an affiliate, employee, consultant, officer, director or stockholder of any party hereto. If neither the parties hereto nor the Washington, D.C. Office of the American Arbitration Association is able to identify a retired federal or state judge to serve as the arbitrator, the Washington, D.C. Office of the American Arbitration Association shall select an arbitrator from the CPC Panel of Distinguished Neutrals of the CPR Institute for Dispute Resolution.

                                    (ii)     Within 30 days after the
designation of the arbitrator, the arbitrator and the parties hereto shall meet, at which time the parties hereto shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

                                    (iii)    The arbitrator shall set a date
for a hearing, which shall be no later than 45 days after the submission of written proposals pursuant to paragraph (ii) above, to discuss each of the issues identified by the parties hereto. Each party hereto shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence.

                                    (iv)     The arbitrator shall use his or
her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (iii) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                                    (v)      The (A) attorneys' fees of the
parties hereto in any arbitration, (B) fees of the arbitrator, and (C) costs and expenses of the arbitration shall be borne by the parties hereto as determined by the arbitrator.

                                    (vi)     Any arbitration pursuant to this
Section 15 shall be conducted in Washington, D.C. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties hereto.

                                    (vii)    Notwithstanding the foregoing,
nothing in this Section 15 shall be construed as limiting in any way the right of a party hereto to seek injunctive or other equitable relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

         16.      Termination of Agreement.

                  16.1 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston time, on March 16, 2000, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

                  16.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligations or liability to the Seller under this Agreement, and the Seller shall have no further obligations or liability to the Buyer under this Agreement.

                  16.3 Termination by Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any condition or obligation hereunder.

         17.      Brokers.

                  17.1 For the Seller. The Seller represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

                  17.2 For the Buyer. The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

         18.      Governing Law.

                           This Agreement shall be governed by and construed in
accordance with the laws of the State of Delaware.

         19.      Section Headings.

                           The section headings are for the convenience of the
parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         20.      Severability.

                           The invalidity or unenforceability of any provision
of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         21.      Counterparts.

                           This Agreement may be executed in one or more
counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

(Corporate Seal)                    SELLER:
ATTEST:                             THERMO INFORMATION SOLUTIONS INC.



                                    By:     /s/ Charles Wittenberg
                                          ----------------------------------
Secretary                           Title:    President
                                            --------------------------------




(Corporate Seal)                    BUYER:
ATTEST:                             HIE, INC.



                                    By:     /s/ J. Blankenship
/s/ Lisa M. Maguire                       ----------------------------------
Assistant Secretary                 Title:    Chief Financial Officer
                                            --------------------------------


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